Exhibit 10.50

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of April 1, 2010, by and between Novavax, Inc. (“Novavax”), having a place of business at 9920 Belward Campus Drive, Rockville, Maryland 20850, and John Lambert, residing at Box Cottage, Church Lane, Great Kimble, Aylesbury, Bucks UK HP17 9TH (the “Consultant”).

Consultant and Novavax, intending to be legally bound, hereby agree as follows:

1.
Engagement.  Upon the terms and subject to the conditions set forth in this Agreement, Novavax hereby agrees to engage Consultant as an independent contractor, to render services to and on behalf of Novavax and Consultant hereby agrees to render such services to and on behalf of Novavax.

2.	Consultant Services. The Consultant shall provide the services described in Exhibit A (the “Services”).

3.	Provisions of Services – Prior Approval.

3.1
Production of Deliverables.  Consultant’s performance of Services shall only include the completion and delivery of deliverables that may be set forth on Exhibit A (“Deliverables”).  Novavax shall not be liable to Consultant for the cost of any Deliverables not performed pursuant to Novavax’s request for or assent to the production of such Deliverables in writing.

3.2
Meetings.  Consultant shall attend meetings at Novavax or elsewhere pursuant to the written agreement of Novavax and Consultant, identifying the location and timing of the meeting.  Novavax shall be liable for Consultant’s fees and related expenses only for attendance at meetings mutually agreed to in writing by both parties.

4.	Fees and Invoicing.

4.1
Fees. In full consideration of the provision of the Services and the obligations undertaken pursuant to this Agreement, Novavax agrees to pay Consultant at the rate of $375 per hour up to the initial 8 hours in a particular day and capped at $3000 per day for any work in excess of 8 hours.

4.2
Expenses. Novavax shall reimburse Consultant for the reasonable transportation costs and related expenses incurred by Consultant in connection with the Services that are approved in advance by Novavax, payable upon receipt of invoice with copies of receipts for such expenses. Novavax will provide reimbursement for legitimate, approved business related expenses. These include business class travel (via British Airways or other similar airlines), meals, hotel, rental car, use of own car, telephone, and other items. Consultant shall submit itemized documentation and receipts to Novavax at the time reimbursement is requested. Such documentation will be audited to ensure that charges are reasonable and customary. Consultant shall bear the cost of all other expenses incurred by Consultant in connection with the performance of the Services, unless otherwise agreed in writing.

4.3
Invoicing. No later than thirty (30) days after the end of each calendar quarter, Consultant shall provide Novavax with an invoice detailing all time spent by Consultant in performing the Services, the expenses incurred by Consultant in connection therewith that were approved by Novavax, and the total amount due to Consultant. The invoices shall provide a narrative description of the activity performed, the time spent by Consultant performing such activities, and shall contain such other information in such detail as Novavax may reasonably request. Subject to the terms and conditions set forth herein, Novavax shall pay all amounts due hereunder, and not disputed in good faith, within thirty (30) days after its receipt of such invoice.

4.4
Relationship of the Parties. The relationship of the Consultant to the Company hereunder is that of independent contractor. Nothing herein shall be deemed to create any partnership, association or joint venture between the parties. Consultant shall not be construed for any purpose to be an employee subject to the control and direction of the Company or any of its affiliates. Consultant shall not be entitled to any of the benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. The Consultant shall have sole responsibility, subject to rules promulgated by the U.S. Internal Revenue Service (the “IRS”), for the proper reporting and payment of any and all applicable U. S. taxes due on payments made to the Consultant by the Company hereunder.

5.	Term and Termination.

5.1
Term and Termination.  This Agreement shall commence on the date set forth above and expire twelve (12) months thereafter, unless terminated earlier as set forth in this Paragraph 5.1.  Upon mutual written agreement no later than thirty (30) days before the anniversary of the Effective Date, this agreement may be renewed for additional twelve (12) month periods.

(a)	Novavax may terminate this Agreement before its expiration or any specific Services for any reason upon thirty (30) days advance written notice to Consultant.

(b)
Consultant may terminate this Agreement and/or any specific Services if Novavax is in default of any of its material obligations set forth herein, and such breach is not cured within thirty (30) days after Novavax’s receipt of a written notice from Consultant that describes such breach in reasonable detail.

5.2
Duties Upon Termination.  Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to Novavax all Confidential Information and all copies thereof and immediately cease all use of Confidential Information and the Intellectual Work Product.

6.	Confidential Information.

6.1
Without the express prior written consent of Novavax, Consultant shall only use for the purpose of rendering the Services and shall not disclose or use any Confidential Information (as defined below) of Novavax for Consultant’s direct or indirect benefit or the direct or indirect benefit of any third party, and Consultant shall maintain, both during and for seven years after Consultant’s engagement, the confidentiality of all Confidential Information of Novavax. The term "Confidential Information" shall include all information disclosed to Consultant by Novavax including without limitation: trade secrets, know-how, patent applications or patentable improvements thereto, biomedical technology, inventions, writings, blueprints, computer programs, documents, engineering specifications, diagrams, charts, models, research studies, assays, marketing studies, process descriptions, manufacturing processes, projections, information relating to customers, suppliers, distributors, licensees, profits, costs, pricing or tooling, and all other materials or information relating to or dealing with the business operations, technologies or activities of Novavax, whether written, oral, electronic or visual, tangible or intangible, whether machine readable or otherwise and shall also include the existence of any relationship between Novavax and Consultant, including but not limited to the terms of this Agreement and the terms of the engagement by Novavax of Consultant; and all information and materials prepared by Consultant in the course of, relating to or arising out of his engagement by Novavax, or prepared by any other Novavax employee or contractor for Novavax or its customers. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under the terms of this Agreement.

6.2
At Novavax’s request, Consultant shall immediately: (i) discontinue all use of all Confidential Information; (ii) return to Novavax all materials then in Consultant’s possession or subject to its control that contain Confidential Information, including all copies thereof and all summaries, analyses and notes thereon; (iii) erase or destroy all Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Consultant; and (iv) warrant in writing to Novavax that Consultant has taken all actions described in the foregoing Subparagraphs 6.2(i)-(iii).

6.3	The restrictions set forth in this Section 6 shall not apply to Confidential Information that:

(a)	is rightfully in the possession of the receiving party prior to the date of the disclosure of such information to the receiving party by the disclosing party;

(b)	is in the public domain prior to the date of the disclosure of such information to the receiving party by the disclosing party;

(c)	becomes part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the receiving party or its employees, consultants or advisors;

(d)
is or was supplied to the receiving party on a non-confidential basis by a third party who is under no obligation to the disclosing party to maintain such information in confidence.  Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in the prior possession of Consultant merely because it is embraced by more general information in the public domain or in the prior possession of Consultant.

6.4
Securities Trading.  Consultant further agrees that it will conform in all respects to the securities and trading policies of Company and with the laws and regulations governing activities including, buying, selling or otherwise trading securities of the Company.  Consultant shall consult with the Chief Financial Officer of Company as to when such trading shall be permitted.

7.
Property Rights. All work produced hereunder, including, without limitation, all inventions, ideas, creations, designs, discoveries, developments, techniques, expressions, improvements, computer programs, specifications, operating instructions and all other documentation, data or other work product related to the Services provided by the Consultant under this Agreement (whether patentable or subject to copyright, or not), which are first conceived, made or otherwise originated or acquired or first actually constructively reduced to practice during the Term or within six (6) months following the expiration or termination of the Term, whether preliminary or final, and on whatever media rendered (collectively, the “Work Product”), shall be deemed work made for hire and made in the course of services rendered for the Company and shall be the sole and exclusive property of the Company. The Company shall have the sole, absolute and unlimited right throughout the world to protect by patent or copyright, and to make, have made, use, reconstruct, repair, modify reproduce, publish, distribute and sell the Work Product, in whole or in part, or combine the Work Product with other matter, or not use the Work Product at all, as it sees fit. To the extent that title to the Work Product may not be considered work for hire, the Consultant irrevocably agrees to transfer and assign to the Company in perpetuity all worldwide right, title and interest in and to the patent rights, copyrights, trade secrets and other proprietary rights (including, without limitation, applications for registrations thereof) in, and ownership of, the Work Product that the Consultant may have, as and when such rights arise. The Consultant further agrees that it will execute, and will cause its applicable employees to execute, all documents necessary to enable the Company to protect and record its ownership of the Work Product.

8.
Authority to Contract. The Company represents and warrants to Consultant that the execution and delivery of this Agreement and the performance of the provisions hereof have been duly authorized by all necessary action on its part, that this Agreement has been duly and validly executed and delivered by it, that this Agreement constitutes a valid and legally binding agreement enforceable against it in accordance with its terms. Consultant represents and warrants to the Company that this Agreement has been duly and validly executed and delivered by him or her, that this Agreement constitutes a valid and legally binding agreement enforceable against him or her in accordance with its terms, and that neither the execution and delivery of this Agreement nor the performance of the provisions hereof constitute or will constitute a violation of any contract, or other agreement or relationship to which he or she is a party or by which he or she is bound.

9.
Debarment. Consultant has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, including without limitation, 21 U.S.C. Section 335a. If at any time during the term of this Agreement Consultant (a) becomes debarred, or (b) receives notice of action or threat of action with respect to its debarment, Consultant shall notify Novavax immediately. In the event that Consultant becomes debarred as set forth above, this Agreement shall automatically terminate upon receipt of such notice without any further action or notice. In the event that Consultant receives notice of action as set forth above, Novavax shall have the right to terminate this Agreement immediately.

10.
Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without regard to the conflict of law principles of Maryland or any other jurisdiction.

11.
Equitable Relief.  In the event that any provision of Section 6 or 7 shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.  Consultant recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 6 or 7 hereof would be inadequate, and Consultant agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance.

12.
Miscellaneous. This Agreement and the Exhibit attached hereto (which is incorporated herein by reference) contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. The obligations of Consultant as set forth herein, other than Consultant’s obligations to perform the Services, shall survive the termination of Consultant’s engagement with Novavax. Novavax may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of Novavax. This Agreement shall not be assignable by Consultant. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed the day and year first above written.

NOVAVAX, INC.

By:	/s/ Frederick W. Driscoll
Name: Frederick W. Driscoll
Title: Vice President, Chief Financial Officer and Treasurer

John Lambert:

/s/ John Lambert

Exhibit A

Services:

Consultant has agreed to use his best efforts to, in good faith, fairly and accurately represent the Company’s fiduciary interest in the joint venture known as CPL Biologicals Pvt. Ltd. (“CPL-B”), as a Company appointed director to the CPL-B board of directors.  Consultant shall reasonably attend any such board meetings whether in person or by telephone or video conferencing, or if unavailable to participate, shall work with Company to provide reasonable notice of such unavailability and work to insure that a Company representative is serving in this capacity.  Consultant shall be expected to travel to the CPL-B facility in India at reasonable intervals.  In addition, as directed by the Company’s CEO, Executive Chairman, or the Board of Directors, Consultant shall provide such other services based on his experience and expertise to fairly and accurately represent the Company’s fiduciary interest and responsibilities to CPL-B.